Exhibit 4.1

AMENDMENT NO. 4

TO

RIGHTS AGREEMENT, AS AMENDED

THIS AMENDMENT NO. 4 (this “Amendment”) to the Rights Agreement dated as of August 27, 1997, as amended on June 22, 1998, January 3, 2003, November 6, 2003 and May 20, 2007 (as so amended, the “Rights Agreement”), between CYTYC CORPORATION, a Delaware corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A. (formerly EquiServe Trust Company, N.A., which was a successor to BankBoston, N.A.), as rights agent (the “Rights Agent”), is entered into this 30th day of August, 2007.

WHEREAS, the Company and the Rights Agent are currently parties to the Rights Agreement and, in accordance with Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth;

WHEREAS, the Company, Hologic, Inc., a Delaware corporation (“Hologic”), and Nor’easter Corp., a Delaware corporation and a wholly-owned subsidiary of Hologic (“Merger Subsidiary”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated May 20, 2007, pursuant to which, among other things, the Company will merge with and into Merger Subsidiary with Merger Subsidiary being the surviving corporation and a wholly-owned subsidiary of Hologic (the “Merger”);

WHEREAS, on May 20, 2007, the Board of Directors of the Company amended the Rights Agreement, among other things, to render it inapplicable to the Merger Agreement, the Merger and the other transactions specifically contemplated thereby;

WHEREAS, on August 30, 2007, the Board of Directors of the Company resolved to amend the Rights Agreement to amend the term “Final Expiration Date”; and

WHEREAS, for purposes of this Amendment, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment to Section 1(w).

(a) Section 1(w) of the Rights Agreement is hereby amended by deleting the date “September 5, 2007”, and inserting the date “December 31, 2007”, so that Section 1(w) shall read in its entirety as follows:

“(w) “Final Expiration Date” shall mean the close of business on December 31, 2007.”

2. Effective Date. This Amendment shall become effective as of August 30, 2007.

3. Other Terms Unchanged. The Rights Agreement, as amended by this Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

4. Benefits. Nothing in the Rights Agreement, as amended by this Amendment, shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

5. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

7. Counterparts. This Amendment may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

8. Fax Transmission. A facsimile, telecopy or other reproduction of this Amendment may be executed by one or more parties hereto, and an executed copy of this Amendment may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties agree to execute an original of the Amendment as well as any facsimile, telecopy or other reproduction thereof.

9. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

CYTYC CORPORATION

By:	/s/ Patrick J. Sullivan
Name:	Patrick J. Sullivan
Title:	Chairman, Chief Executive Officer and President

COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Tyler Haynes
Name:	Tyler Haynes
Title:	Manager Client Services